Exhibit 10.2

THIRD AMENDMENT TO THE
QUANEX CORPORATION EMPLOYEE SAVINGS PLAN

THIS AGREEMENT by Quanex Corporation, a Delaware corporation (the “Sponsor”),

W I T N E S S E T H:

WHEREAS, the Sponsor maintains the Quanex Corporation Employee Savings Plan, as amended and restated effective January 1, 2002 (the “Plan”);

WHEREAS, pursuant to Section 12.01 of the Plan, the Sponsor has the right to amend the Plan; and

WHEREAS, the Sponsor has determined to amend the Plan;

NOW, THEREFORE, the Sponsor agrees that Section 5.04 of the Plan is hereby completely amended and restated, effective for mandatory distributions under the Plan on and after March 28, 2005, to provide as follows:

5.04         Immediate Payment of Small Amount Upon Separation From Service. Each Participant or former Participant whose Nonforfeitable Interest in his Account balance at the time of a distribution to him on account of his Separation From Service is, in the aggregate, less than or equal to $1,000.00, shall be paid in the form of an immediate single sum cash payment and/or as a Direct Rollover, as elected by him under section 5.05. However, if a Distributee who is subject to this Section 5.04 does not furnish instructions in accordance with Plan procedures to directly roll over his Plan benefit within 45 days after he has been given direct rollover forms, he will be deemed to have elected to receive an immediate lump sum cash distribution of his entire Plan benefit. If a Participant’s or former Participant’s Nonforfeitable Interest in his Account balance payable upon his Separation From Service is zero (because he has no Nonforfeitable Interest in his Account balance), he will be deemed to receive an immediate distribution of his entire Nonforfeitable Interest in his Account balance.

IN WITNESS WHEREOF, the Sponsor has caused this Agreement to be executed on the 19th day of December, 2005.

QUANEX CORPORATION

/s/ Kevin P. Delaney
By:	Kevin P. Delaney
Title:	Senior Vice President – General Counsel and Secretary